AMENDMENT TO SUBADVISORY AGREEMENT

Prudential Investments LLC and Prudential Investment Management, Inc. (“Subadviser”) hereby agree to amend the subadvisory agreement (including any amendments) listed below (the “Agreement”) by amending existing Schedule A to such Agreement, which addresses the level of subadvisory fees under such Agreement. Existing Schedule A is hereby replaced in its entirety with the attached Amended Schedule A, effective as of May 1, 2013.

The Agreement affected by this Amendment consists of the following:

1. Subadvisory Agreement, dated as of January 1, 2006 and as amended and supplemented to date, by and among Prudential Investments LLC and Subadviser, pursuant to which Subadviser has been retained to provide investment advisory services to the High Yield Bond Portfolio of The Prudential Series Fund;

Prudential Investments LLC and Subadviser further agree that Amended Schedule A supersedes any other fee arrangements, written or oral, that may be applicable to the Agreements listed above. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, Prudential Investments LLC and Prudential Investment Management, Inc. have duly executed this Amendment as of the date and year first written above.

PRUDENTIAL INVESTMENTS LLC

By: /s/ Timothy S. Cronin
Name: Timothy S. Cronin
Title: Vice President

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By: /s/ Steve B. Saperstein
Name: Steve B. Saperstein
Title: Vice President

Effective Date as Revised: May 1, 2013

AMENDED SCHEDULE A

THE PRUDENTIAL SERIES FUND
High Yield Bond Portfolio

As compensation for services provided by Prudential Investment Management, Inc. (the Subadviser), Prudential Investments LLC will pay the Subadviser an advisory fee on the net assets of the High Yield Portfolio of The Prudential Series Fund that is equal, on an annualized basis, to the following:

Portfolio Name Advisory Fee
High Yield Bond Portfolio of The Prudential Series Fund 0.25% of average daily net assets

Effective Date as Revised: May 1, 2013